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                                                                    EXHIBIT 23.5



                       CONSENT OF INDEPENDENT ACCOUNTANTS



     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 of our report dated January 23, 1997 (except with respect to the matters discussed in the Subsequent Events note as to which the date is March 27, 1997), on the consolidated financial statements and financial statement schedule of ITT Corporation included in the Joint Current Report of Starwood Lodging Trust and Starwood Lodging Corporation dated November 12, 1997 (as amended by the form 8K/A dated December 18, 1997 and the Form 8-K/A dated January 7, 1998), and to all references to our firm included in this Form S-3.



                                          ARTHUR ANDERSEN LLP



New York, New York


March 9, 1998